                                                                                                            Booz I Allen I Hamilton

                                                                        January 19, 2005        Booz Allen & Hamilton

Technology Resources, Jnc.                                                               8283 Greensboro Drive

William Lee, President                                                                      McLean, Virginia 22102

3066 Landmark Blvd

Suite 1305                                                                                          Tel (703) 902-5000

Palm Harbor, FL 34684                                                                      Fax (703) 902-3333

                                                                                                            www.boozallen.com

Dear William:

This letter confirms Booz Allen Hamilton Inc:s (Booz Allen) contingent recruiting .fee agreement with Technology Resources, Inc (for the purpose of this agreement “agency" refers to Technology Resources, Inc). The terms of the agreement are set forth below.

GENERAL                    The agency will search for potential candidates and submit their active

AGREEMENT:             resumes to Booz Allen’s Recruiting department.

DEFINITION OF          A resume is considered an “active resume” if all of the following conditions

ACTIVE RESUME:     are met:

1. It is referred only through a Recruiting Services professional representative within Booz Allen.

2. The resume has not been submitted through any other non-agency source within the past six months;

3. No on-going discussions are occurring with the candidate through any other source at the time of resume receipt.

4. A Recruiting Services employee contacts the Agency to express interest in the candidate;

5. The Agency assists in the hiring of the candidate by Booz Allen Hamilton

6. A final disposition has not been reached.

A resume will also be considered active if the candidate is recontacted directly by Booz Allen within six months of the initial referral.

FEE AGREEMENT:     It is agreed that Booz Allen will pay the agency 20% of the annual base salary if your referral of an “active resume” (as defined above) leads directly to Booz

Allen hiring the individual.

Booz Allen will not at any time pay a fee of more than $15,000, regardless of starting salary.

GUARANTEE:             No fee will be due for any individual that terminates Booz Allen Hamilton

Inc. within 90 days. If the individual terminates between 91 and 120 days, 66%

of the appropriate fee will be refunded to Booz Allen, and between 121 and

180 days, 33% of the appropriate fee will be refunded to Booz Allen.

CONTACT WITH         All contacts made with Booz Allen, including contracts, transactions and

BOOZ ALLEN              referral of applicants, must be made with a professional representative of the

REPRESENTATIVES: Recruiting Services department. It is agreed that no fee will be charged for those applicants or services resulting from contacts with Booz Allen outside the Recruiting Services department.

NON-                             The agency agrees not to solicit employees of Booz Allen for employment by

SOLICITATION:

any third party during the term of this agreement and for two years after the termination or expiration of this agreement.

PAYMENT TERMS:    The Placement Fee for the search shall be paid net 30 days following the start date of the hired individual.

The Placement Fee and expenses shall be invoiced to:

Booz Allen Hamilton, Inc.

8283 Greensboro Drive, Suite B4086

McLean, VA 22102

Attn: Melissa Baker

Invoices must include the name of the recruiter with whom the agency is working, starting salary, start date, and fee percentage.

EXPENSES:                  Any and all out-of-pocket miscellaneous expenses including but not limited to long distance telephone, communication, express shipping, postage, travel,

etc. for expenses incurred in connection with the search and placement of a candidate will be borne solely by the agency and will not be billed to Booz

Allen.

TENURE:                      This agreement shall be effective for a period of one (1) year, commencing on the date set forth above, unless earlier terminated by Booz Allen. Booz Allen’s sole liability shall be to pay any fees and expenses owed to the agency hereunder prior to the end of the one year period.

NOT AN AGENT:        The agency is and shall at all times be deemed an independent entity and not an agent or employee of Booz Allen.

APPLICABLE LAW:    This agreement and performance hereunder will be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

EQUAL                         Booz Allen is an Equal Opportunity Employer. It is the policy of Booz Allen

OPPORTUNITY:          to hire the most qualified individuals without regard to race, color, religion,

sex, age, marital status, sexual orientation, national origin, or veterans status.

The agency shall use its best efforts to recruit a diverse group of candidates,

which shall include but not be limited to minorities, females, Vietnam War era

Veterans, and persons with disabilities to fill Booz Allen openings. Upon acceptance of this agreement, the agency agrees to cooperate with this policy.

WARRANTY:               The agency warrants that (I) the agency has the authority and the right to enter into this Agreement and to perform the Services hereunder, (ii) performance of the Services do not and will not conflict with or result in any breach or violation of any other contracts, agreements, understandings or other obligations that the agency has or will have with other third parties; (iii) the Services shall be performed in a competent and professional manner; (iv) the agency will comply with U.S., State and local laws and regulations including without limitation, the U.S. Procurement Integrity Act, 41 U.S.C. in the performance of the

Services.

INDEMNITY:               The agency agrees to indemnify and save harmless Booz Allen, its officers, directors,

agents, and employees from and against any and all claims and liability, loss expenses, suits, damages, judgments, demands, and costs (including reasonable legal and professional fees and expenses) arising out of:

1. Negligent acts or wilful misconduct of the agency, its employees, officers, directors agents or its subcontractors; or

2. Breach of the warranty provisions of this Agreement.

PRECEDING                This Agreement supercedes any previous agreements between Booz Allen and the agency.

AGREEMENTS:

             Acknowledge your understanding and acceptance of this agreement by signing this letter below and returning it to me.

Sincerely,

BOOZ ALLEN HAMILTON INC.

By:/s/ Judith Merkel

Name: Judith Merkel

Title: Director of Industry recruiting

ACCEPTED AND AGREED TO:

Technology Resources, Inc.

By:/s/ William S. Lee

      Name: William S. Lee

      Title: President